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                                   EXHIBIT 5.1

                                                     [GRAYCARY LOGO]

                                                    701 Fifth Avenue, Suite 7000
                                                          Seattle, WA 98104-7044
                                                                www.graycary.com
                                                                 O] 206-839-4800
                                                                 F] 206-839-4801

March 26, 2004


SCOLR, Inc.
132nd Avenue Southeast
Bellevue, WA  98006


Ladies and Gentlemen:

We have examined the registration statement on Form S-3, filed by SCOLR, Inc., a Delaware corporation (the "Company") with the Securities and Exchange Commission on March 26, 2004 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, of 4,308,388 shares (the "Shares") of the Company's common stock, $0.001 par value per share (the "Common Stock") to be sold by certain stockholders listed in the Registration Statement.

We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and the Bylaws of the Company amended to date, resolutions of the Company's Board of Directors and such other documents and corporate records relating to the Company, and the issuance and sale of the Company's Common Stock as we have deemed appropriate. The opinion expressed herein is based upon our examination of the authorized shares provision of the Company's Certificate of Incorporation, as amended to the date hereof.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic and the authenticity of all such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company. In addition, we have assumed that the certificates representing the Shares will be duly executed and delivered.

Upon the basis of such examination, we advise you that in our opinion:

      (i) 3,261,615 shares of Common Stock outstanding on the date hereof that are being registered for resale by the stockholders have been duly and validly authorized and legally issued and are fully paid and non-assessable; and

      (ii) 1,046,773 shares of Common Stock issuable upon the exercise of the warrants, when issued in accordance with the terms of the warrants, will be duly and validly authorized, legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This opinion is to be used only in connection with the sale of Shares by the selling stockholders while the Registration Statement is in effect.

GRAY CARY WARE & FREIDENRICH LLP

/s/ Gray Cary Ware & Freidenrich LLP
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